Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2011, with respect to the consolidated financial statements of Poniard Pharmaceuticals, Inc. for the year ended December 31, 2010 included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-175778) and related proxy statement/prospectus/consent solicitation of Poniard Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

September 21, 2011